Exhibit 99.1

AUTOBYTEL SELLS RETENTION PERFORMANCE MARKETING BUSINESS

TO CALLCOMMAND

— Acquisition Strengthens Autobytel’s Media-Centric Focus and

CallCommand’s Automotive Industry Communication Solutions —

IRVINE, Calif. and CINCINNATI, Ohio (July 2, 2007) – Autobytel Inc. (Nasdaq: ABTL) and CallCommand today announced that Autobytel has sold its Retention Performance Marketing business (RPM®) to CallCommand for $7.6 million (subject to working capital adjustment).

“The sale of RPM, combined with the earlier sale of our AIC® business, allows us to sharpen our focus on our goal of becoming the leading online automotive experience and destination for consumers and the premier online marketing partner for dealers and manufacturers,” said Autobytel President and CEO Jim Riesenbach. “This transaction is an important step toward the execution of our stated media-centric strategy and our goal of delivering enhanced long-term value to our shareholders.” As part of this strategy, Autobytel’s next-generation consumer website, MyRide.com (www.myride.com), was launched in a Beta version on June 26, 2007.

The acquisition of RPM expands CallCommand’s suite of communication solutions, and will give CallCommand dealers significant marketing advantages over their competitors by arming dealers with a powerful, complete suite of customer communication products and services that integrates advanced customer segmentation with personalized communications across multiple channels including voice, direct mail, personalized web sites, email, and mobile marketing channels. Automotive dealers currently use RPM to deliver, automatically, welcome letters or e-mails for new car buying and service customers, and to send service reminders and tailored campaigns on a regular basis based on each customer’s specific spending, purchase and visitation habits. RPM also offers customers a range of reporting and analysis capabilities.

“Dealers have said to us, ‘You already provide us with voice, email, and text messaging technologies. Direct mail and consumer personalized websites are important to us, too, and we want to get it all from one source’,” said Al Babbington, President and CEO of CallCommand. “By adding the exceptional products, services, and people of RPM, we’ve reached a point where CallCommand can be that one stop shop for all customer communications.”

The RPM business, including its 53 employees, has been acquired by CallCommand. CallCommand will continue to provide world-class customer service to all current RPM customers.

About Autobytel Inc.

Since launching the first car-buying website in 1995, Autobytel Inc.’s (Nasdaq: ABTL) mission has been to empower automotive consumers with the tools and information they need to make smart, well-informed vehicle purchasing and ownership decisions. The company has helped millions of car shoppers and generated billions of dollars in car sales for dealers. Today, the company’s innovative, consumer-driven flagship site, MyRide.com, expands the company’s mission across the automotive purchase and ownership life cycle to meet the wide-ranging auto-related needs and interests of today’s Internet-savvy automotive community. As the first vertical search experience for the automotive marketplace, MyRide.com (www.myride.com) delivers relevant, well-organized search results from across the web, integrated with entertaining multi-media and user-generated content on topics ranging from purchasing and aftermarket, to ownership and enthusiasm.

By providing a convenient and comprehensive automotive consumer experience across the purchase and ownership lifecycle, Autobytel provides new value and touch-points for automotive marketers. Through MyRide.com and Autobytel’s marketing network, the company connects dealerships with a steady, diverse stream of exceptionally motivated, serious shoppers, while providing both dealers and manufacturers with precision-targeted brand and product marketing opportunities. The company’s advanced web-based advertising and marketing programs also help dealers and manufacturers build relationships with customers, as well as help them to efficiently manage and convert online business.

About Call Command

CallCommand is a leading provider of integrated and automated, personalized communications designed to stream line work-flow, reduce marketing expense and generate superior customer response. Focusing on the delivery of the right message, at the right time, and through the right channel, CallCommand has rapidly expanded its market penetration by helping its clients to realize significant improvements in loyalty and retention, frequency of visit and overall profitability. In 2007 the Company will deliver over 70 million personalized communications on behalf of over 4000 clients throughout North America.

CallCommand’s proven, web-based LifeCycle Management Solutions enable customers to leverage the power of their voice through a multitude of channels, including voice messaging, mobile messaging, e-mail marketing, live call center services, direct mail and a variety of two-way communication streams.

By providing a seamless solution for communication from shop to buy to service and repurchase, CallCommand offers the opportunity to coordinate a unified message to customers. This approach paired with custom automation of timely, relevant and consistent communications has led to significant reductions in marketing expense and even greater improvements in the customer experience.

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Contact:

Autobytel Inc. Investor Relations

Crystal Hartwell, 949.437.4755 (crystalh@autobytel.com)

Roger Pondel/Laurie Berman, PondelWilkinson Inc., 310.279.5980 (investor@pondel.com)

Autobytel Inc. Media Relations

Melanie Webber, 949.862.3023 (melaniew@autobytel.com)

Rose Maciejewski, Ruder Finn, 310.717.3005 (maciejewskir@ruderfinn.com)

CallCommand Media Relations

Lindsay Leugers, 513.354.8608 (lleugers@callcommand.com)

Sara Callahan, Carter West, 949.493.0244 (saracallahan@carterwestpr.com)